Exhibit 11.1

Alan T. Schiffman, CPA, PC

1166 Dimock Lane Naples, FL 34110

Telephone 239-595-0314; Fax 239-594-7984

Email: ats@naplescpa.net Website: alantschiffman.com

The balance sheets of Elegance Brands, Inc. as of December 31, 2019 and 2018, and the related statements of operations, changes in stockholders’ equity and cash flows for the two years then ended, included in this Amendment No. 2 to Form 1-A Regulation A Offering Circular Under the Securities Act of 1933, have been so included in reliance on the report of Alan T. Schiffman, CPA, PC, independent auditors, given on the authority of that firm as experts in auditing and accounting.

The balance sheets of Elegance Brands, Inc. as of December 31, 2019 and 2018, and the related statements of operations, shareholders’ equity and cash flows for the two years then ended, included in this Amendment No. 2 to Form 1-A,Regulation A Offering Circular, have been audited by Alan T. Schiffman, CPA, PC, independent auditors, as stated in their report appearing herein. We agree to the inclusion in the offering circular of our report, dated April 20, 2020, on our audit of the financial statements of Elegance Brands, Inc.

/s/ Alan T. Schiffman, CPA, PC

Apri1 20, 2020, Except for Notes 5 and 11,

May 19, 2020 and Note 6, June 18, 2020

Naples, Florida